SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                               September 18, 1997
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                Date of Report (Date of earliest event reported)



                Great Eastern Energy and Development Corporation
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             (Exact name of registrant as specified in its charter)



  Commonwealth of Virginia                2-72232                 54-1082057
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(State or other jurisdiction)   (Commission File Number)        (IRS Employer
                                                             Identification No.)


                            500 West Texas, Suite 955
                                Midland, TX 79701
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                    (Address of principal executive offices)



                                 (915) 682-1178
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              (Registrant's telephone number, including area code)



                     5990 Greenwood Plaza, Blvd., Suite 127
                        Greenwood Village, CO 80111-4908
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          (Former name or former address, if changed since last report)

ITEM 5.  Other Events


     On August 22, 1997, Great Eastern Energy and Development Corporation (the "Registrant") filed a Form 8-K Current Report (the "8/22 Form 8-K") to report a change of control under Item 1 of the Form. The change of control resulted from the acquisition by Caprito Gas Corporation ("Caprito") of 17,172,603 shares of the Registrant's Common Stock, par value $.10 per share (the "Common Stock"), constituting approximately 91.13% of the total outstanding shares of Common Stock, pursuant to a tender offer by Caprito for all of the shares of Common Stock which commenced on July 11, 1997 and closed on August 11, 1997 (the "Tender Offer").

     In the Tender Offer materials, Caprito stated that it intended to acquire all the shares of Common Stock and make the Registrant a private entity. The Tender Offer materials further stated that if Caprito did not acquire all of the shares in the Tender Offer, it intended to enter into a merger transaction with the Registrant following the Tender Offer in order to acquire any and all shares not tendered in the Tender Offer for the same consideration per share as offered in the Tender Offer. Based upon that statement and a preliminary consideration of certain corporate and tax issues, the Registrant reported in the 8/22 Form 8-K, under Item 5, that it anticipated that the merger would be between a wholly-owned subsidiary of Caprito and the Registrant and that the Registrant intended to file a proxy statement with respect to a possible shareholders meeting in connection with such a merger. However, because Caprito acquired more than ninety percent of the outstanding Common Stock in the Tender Offer and upon further consideration of various factors, including without limitation corporate structure and tax consequences, the Registrant and Caprito have determined that a merger of Caprito, a Texas Corporation and the parent, with and into the Registrant, a Virginia corporation and the subsidiary, under the parent-subsidiary merger statutes of Texas and Virginia (the "Merger") would be in the best interests of the companies and their shareholders. Pursuant to the Merger, the shares of Common Stock held by shareholders of the Registrant other than Caprito (the "Public Shareholders") will be converted into the right to receive $0.22 per share, the same consideration per share as was paid in the Tender Offer, and the shares of Common Stock owned by Caprito will be canceled. Each share of stock of Caprito will be converted into one share of Common Stock of the Registrant and Caprito will cease to exist. As a result, the Registrant will be the surviving corporation and its sole shareholder will be the former shareholder of Caprito.

     Pursuant to the merger statutes of both states, the Merger does not require the approval of the shareholders of the Registrant. Accordingly, the Merger will be significantly less costly for the Registrant since it will not require a proxy solicitation of its shareholders and the accompanying legal, accounting, printing and distribution expenses. In addition to being less costly for the Registrant, the effect of the above-described structure of the Merger on the Public Shareholders is not materially different from other merger structures, including those requiring a vote of the Registrant's shareholders. The Public Shareholders' shares will be converted into the right to receive $0.22 per share, the same consideration per share which was paid in the Tender Offer, and the Public Shareholders will have the opportunity to exercise dissenters' rights under Virginia law. The lack of a shareholder vote on the Merger is not material to the Public Shareholders since Caprito would control any such vote by virtue of its ownership of 91% of the Registrant's Common Stock. The Registrant anticipates mailing a package to the Public Shareholders after the effective date of the Merger, which will include a summary of the Merger, a letter of transmittal for surrendering shares and instructions therefor, a notice of the opportunity to exercise dissenters' rights, a copy of the Virginia dissenters' rights statute, and a copy of the Agreement and Plan of Merger.

     The Registrant anticipates filing a Form 15 promptly after the effective date of the Merger to terminate registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), resulting in the Registrant becoming a private entity. The Common Stock will no longer be traded on the NASD Bulletin Board, and all of the outstanding Common Stock will be owned by the former shareholder of Caprito. The Merger is a type of going-private transaction governed by Rule 13e-3 of the Exchange Act, but is exempt from the requirements of the Rule pursuant to the exception set forth in subsection (g)(1) of the Rule. Therefore, no filings with the Securities and Exchange Commission are required in connection with the Merger other than this Current Report on Form 8-K and the Form 15 referred to above.

     Following the closing of the Tender Offer, the Registrant moved its principal executive offices from 5990 Greenwood Plaza Blvd., Suite 127, Greenwood Village, Colorado 80111-4708, to 500 West Texas, Suite 955, Midland, Texas 79701.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GREAT EASTERN ENERGY AND
                                        DEVELOPMENT CORPORATION



Date: September 22, 1997                By:  /s/ Kevin O. Butler
                                           --------------------------
                                           Kevin O. Butler, President